SECURITIES AND EXCHANGE COMMISSION
			     Washington, D. C. 20549

				   SCHEDULE 13G

		     Under the Securities Exchange Act of 1934
				 (Amendment No. 7)


				JOSLYN CORPORATION
	  __________________________________________________________________

				      Common
	 ___________________________________________________________________

				    481070-10-0
			  ________________________________

				   (CUSIP Number)
								    ___
Check the following box if a fee is being paid with this statement /__/. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class) (See Rule 13d-7.)

CUSIP No. 481070-10-0

1.      Name of Reporting Person
	S.S. or I.R.S. Identification No. of above person
		Joslyn Retirement Plans' Company Stock Trust
		Trustee:  Lewis M. Jacobson
		36-2954786
	_______________________________________________________________________
									___
2.      Check the Appropriate Box if a Member of a Group         (a)   /__/
								 (b)  /__/
	_______________________________________________________________________

3.      SEC Use Only

	_______________________________________________________________________

4.      Citizenship or Place of Organization
		30 South Wacker Drive, Chicago, Illinois 60606
	_______________________________________________________________________

5.      Sole Voting Power
		43,173
	_______________________________________________________________________

6.      Shared Voting Power
	411,299 - All votes with regard to these shares are pursuant to participants instructions; provided, however, that if participants fail to vote, the Plan Administrator may vote their shares.

7.      Shared Dispositive Power
		   43,173
	_______________________________________________________________________

8.      Shared Dispositive Power
	411,299 - All actions by the Plan and Trustee regarding the disposition
	    of shares will be made in accordance with the specific provisions of the Plan.
	_______________________________________________________________________

9.      Aggregate Amount Beneficially Owned by Each Reporting Person
		  454,472
	_______________________________________________________________________

10.     Check Box if the Aggregate Amount in Row(s) Excludes Certain Shares

	_______________________________________________________________________

11.     Percent of Class Represented by Amount in Row
		  6.4%
	_______________________________________________________________________

12.     Type of Reporting Person
	      EP
	_______________________________________________________________________

							       Page 3 of 5
			   SCHEDULE 13G
			   ____________

Item 1 (a)   Names of Issuer:

	     Joslyn Corporation
	     __________________________________________________________________

Item 1 (b)   Address of Issuer's Principal Executive Offices:

	     30 South Wacker Drive, Chicago, Illinois 60606
	     __________________________________________________________________

Item 2 (a)   Name of Person Filing:

	     Joslyn Retirement Plans' Company Stock Trust
	     __________________________________________________________________

Item 2 (b)   Address of Principal Business Office or, if none, Residence:

	     30 South Wacker Drive, Chicago, Illinois 60606
	     __________________________________________________________________

Item 2 (c)   Citizenship:

	     Illinois
	     __________________________________________________________________

Item 2 (d)   Title of Class of Securities:

	     Common
	     __________________________________________________________________

Item 2 (e)   CUSIP Number:

	     481070-10-0
	     __________________________________________________________________

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

	     (a) ( ) Broker or Dealer registered under Section 15 of the Act
	     (b) ( ) Bank as defined in section 3 (a)(6) of the Act
	     (c) ( ) Insurance Company as defined in section 3(a)(19) of the
		     Act
	     (d) ( ) Investment Company registered under section 8 of the
		     Investment Company Act
	     (e) ( ) Investment Adviser registered under section 203 of the
		     Investment Advisors Act of 1940
	     (f) (X) Employee Benefit Plan, Pension Fund which is subject to
		     the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 240.13d-1(b)(1)(ii)
		     (F)
	     (g) ( ) Parent Holding Company, in accordance with 240.13d(b)
		     (ii)(G) (Note:  See Item 7)
	     (h) ( ) Group, in accordance with 240.13d-1(b)(1)(ii)(H)

Item 4.      Ownership

	     (a)     Amount Beneficially Owned:

		     454,472
		     __________________________________________________________

	     (b)     Percent of Class:

		     6.4%
		     __________________________________________________________

	     (c)     Number of shares as to which such person has:

		     (i)  sole power to vote or to direct the vote:  43,173
		     (ii) shared power to vote or to direct the vote:  411,299
		     (iii)sole power to dispose or to direct the disposition
			  of: 43,173
		     (iv) shared power to dispose or to direct the
			  disposition of: 411,299

Item 5.      Ownership of Five Percent or Less of a Class

				NOT APPLICABLE

Item 6.      Ownership of More than Five Percent on Behalf of Another Person

				NOT APPLICABLE

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company
				NOT APPLICABLE

Item 8.      Identification and Classification of Members of the Group

	     REPORTING PERSON IS NOT A MEMBER OF A GROUP

Item 9.      Notice of Dissolution of Group

				NOT APPLICABLE

Item 10.     Certification

		  By signing below I certify that, to the best of my
	     knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

		  After reasonable inquiry and to the best of my knowledge
	     and belief, I certify that the information set forth in this statement is true, complete and correct.



		    February 10, 1994
	    ___________________________________
	    Date




	       /s/ Lewis M. Jacobson
	   ____________________________________
	   Signature

		Trustee
		Joslyn Retirement Plans'
		  Company Stock Trust